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                          [LOGO OF PAPA JOHN'S PIZZA]


Contact:   D. Ross Davison
           Chief Financial Officer and Treasurer
           (205) 981-2823


           PJ AMERICA ANNOUNCES 3rd QUARTER 2000 PROJECTED EARNINGS



Birmingham, Alabama, August 28, 2000

     PJ America, Inc. (NASDAQ: PJAM), the largest franchisee of Papa John's International, Inc. announced today that it anticipates that its earnings for the third quarter ending September 24, 2000 will be significantly below expectations. For the July and August periods of the third quarter, comparable store sales were negative 1.1%. The company has been aggressive in discounting to increase trial; however, aggregate sales have been below expectations. The combination of deeper discounts and negative same store sales has significantly pressured operating margins. Consequently, based on July and August preliminary operating results, third quarter performance will be significantly below expectations. The company expects its third quarter earnings to be in the range of $.08 to $.12 cents per share.

     The Company's President and C.E.O., Doug Stephens, said, "Our sales to date in the third quarter have been significantly less than expectations based on the additional discounting and advertising that we have done. We are currently analyzing our marketing strategies and expect to decrease our discounting going forward."

     This information contains forward-looking statements within the meaning of
Section 27A of The Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include: additional unforeseen costs, expenses which may be incurred with respect to the change of the Papa John's slogan as a result of Papa John's International, Inc.'s litigation with Pizza Hut, Inc.; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, employee benefits and similar costs;
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economic and political conditions in the territories in which the Company operates; and new product and concept development by food industry competitors. Further information regarding factors that could affect the Company's financial and other results is included in the Company's forms 10-Q and 10-K, filed with the Securities and Exchange Commission.